Exhibit 10.2

Rackable Systems, Inc.

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (this “Agreement”), dated September 12, 2006 (the “Effective Date”), is executed by and between Rackable Systems, Inc., a Delaware corporation (the “Company”), and Giovanni Coglitore (the “Executive”). The Company and the Executive are each individually referred to in this Agreement as a “Party” and are collectively referred to in this Agreement as the “Parties.”

Recitals

A. The Executive and the Company are parties to an Employment Agreement, dated December 23, 2002, as amended effective November 16, 2005 (as so amended, the “Employment Agreement”). The Employment Agreement outlines the general terms of employment for the Executive.

B. The Parties desire to enter into this Agreement, which shall be in addition to, and shall not amend or modify in any way the provisions of the Employment Agreement.

C. The Company wishes to incentivize the Executive to remain with the Company and use his best efforts to assist the Company in connection with any Change in Control.

Agreement

In consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

1.  Certain Definitions.

1.1  Affiliate. Any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with another Person. For purposes hereof, “control” means the power to vote or direct the voting of sufficient securities or other interests to elect a majority of the directors or to control the management of another Person.

1.2  Agreement Termination Date. The earliest to occur of: (w) the date the Executive resigns his employment without “Good Reason” as defined in Section 1.13 below (x) the date the Executive is subject to an Involuntary Termination With Cause as defined in Section 1.7 below; (y) the Subsidiary Plan Creation Date; and (z) June 26, 2007.

1.3  Board. The Board of Directors of the Company.

1.4  Change in Control. The occurrence, in a single transaction or in a series of related transactions, of either of the following events:

(a)  (x) there is consummated (A) a merger, consolidation or similar transaction involving (directly or indirectly) the Company or (B) a tender offer or exchange offer addressed to the stockholders of the Company and (y), immediately after the consummation of such merger, consolidation or similar transaction or such tender or exchange offer, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction; or

(b)   there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

1.5  Code. The Internal Revenue Code of 1986, as amended.

1.6  Entity. A corporation, partnership, limited liability company or other entity.

1.7  Involuntary Termination With Cause. A termination by the Company or any of its Subsidiaries of the Executive’s employment relationship with the Company or any of its Subsidiaries for any of the following reasons:

(a)  Executive’s willful refusal to perform in any material respect the Executive’s duties or responsibilities for the Company or any of its Subsidiaries or his willful disregard in any material respect of any lawful written financial or other budgetary limitations established in good faith by the Board, provided the Board provides him with written notice of such refusal or disregard and provides Executive with thirty (30) days to cure;

(b)  Executive’s willful misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or any of its Subsidiaries, including, but not limited to, misappropriation or conversion of assets of the Company or any of its Subsidiaries (other than non-material assets) provided the Board provides him with written notice of such misconduct and provides Executive with thirty (30) days to cure; or

(c)  Executive’s conviction or plea of nolo contendre to a crime of moral turpitude (as defined under California Law) causing material and demonstrable injury to the Company or otherwise demonstrating gross unfitness to serve as an officer of the Company or conviction of or entry of a plea of nolo contendere to a felony.

No act or failure by the Executive shall be deemed “willful” if done, or omitted to be done, in good faith and with the reasonable belief that the action or omission was in the best interest of the Company or any of its Affiliates. For the avoidance of doubt, a termination of employment of the Executive due to death or disability shall not qualify as an Involuntary Termination With Cause.

1.8  Own, Owned, Owner, Ownership. A Person shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such Person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, is the beneficial owner of such securities. For example, a holder of stock of a corporation (the “direct corporation”) is deemed to Own such stock and to Own a pro rata portion (based on relative holdings of the stock of the direct corporation) of any stock of any other corporation Owned by the direct corporation.

1.9  Person. An individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

1.10  Subsidiary. With respect to the Company, (A) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (B) any Entity other than a corporation in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

1.11  Subsidiary Plan. A business plan for the establishment of a Subsidiary of the Company (the initial purpose of which is the design and marketing of a self contained, mobile data center), to be (x) created by the Executive, (y) presented by the Executive to the Board for approval, and (z) approved by the Board and funded by the Company.

1.12  Subsidiary Plan Creation Date. The date, following the approval of the Subsidiary Plan by the Board, on which the Subsidiary that is the subject to the Subsidiary Plan is first funded by the Company.

1.13  Resignation for Good Reason. Executive shall be deemed to have resigned with “Good Reason” if he resigns after any of the following: (x) the reduction of Executive’s cash compensation by more than 10%; (y) a change in Executive’s job title, reporting structure, duties, or authority; or (z) the relocation of Executive’s principal place of work by 30 or more miles.

2.  Retention Bonus.

2.1  Cash Payment. Subject to Section 2.2, if the Company enters into a definitive agreement for a Change in Control on or before the Agreement Termination Date, and if the closing of such Change in Control shall occur, the Company shall make a cash payment to the Executive in an amount equal to $2,000,000 (less required deductions and withholdings) as described in Section 2.3 and as may be reduced as set forth in Section 2.2 (the “Retention Bonus”).

2.2  Parachute Payments.

(a)  If any payment or benefit the Executive would receive (whether pursuant to this Agreement or otherwise) in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Retention Bonus payable pursuant to this Agreement to the Executive shall be reduced by the lesser of (x) the Retention Bonus payable pursuant to this Agreement to the Executive or (y) the amount necessary so that such Payment (after reduction) shall be equal to the Reduced Amount. The “Reduced Amount” shall be the largest portion of the Payment (prior to reduction) that would result in no portion of the Payment (after reduction) being subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment (after reduction) equals the Reduced Amount, the Retention Bonus payable under this Agreement shall be reduced first. All determinations required to be made hereunder, including, without limitation, whether a Payment is (or will be) subject to the Excise Tax and any additional assumptions to be utilized in arriving at such determinations, shall be made in accordance with the provisions set forth in Section 2.2(b).

(b)  The accounting firm engaged by the Company for the purpose of rendering general tax advice as of the day prior to the effective date of the Change in Control shall perform the calculations required by Section 2.2(a). If the accounting firm so engaged by the Company is serving as accountant, tax advisor or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm that is not so serving to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Company or the Executive) or such other time as may be jointly requested by the Company and the Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Executive.

2.3  Time of Payment and Form Of Benefits.

(a)  Except as otherwise provided herein, the payment of the Retention Bonus shall be paid in a lump-sum payment, subject to applicable withholding, within five (5) business days after the close of the Change in Control and after the determinations required by Section 2.2(a) have been delivered to the Company and the Executive but in no event later than thirty (30) calendar days after the Change in Control is completed and shall otherwise be made in accordance with and subject to the Company’s normal payroll practices.

(b)  If the Company determines that any cash benefit provided under Section 2.1 fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Code, and the regulations and other guidance thereunder, to such payments and benefits. The payment schedule as revised after the application of such preceding sentence shall be referred to as the “Revised Payment Schedule.”) However, if there is no Revised Payment Schedule that would avoid the application of Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to the original payment schedule or a Revised Payment Schedule and instead the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Company may attach conditions to or adjust the amounts paid pursuant to this Section 2.3 to preserve, as closely as possible, the economic consequences that would have applied in the absence of Section 409A of the Code; provided, however, that no such condition shall result in the payments being subject to Section 409A(a)(1) of the Code.

2.4  Withholding. All payments under this Agreement will be subject to all applicable withholding obligations of the Company, including, without limitation, obligations to withhold for federal, state and local income and employment taxes.

2.5  Indebtedness of the Executive. If the Executive is indebted to the Company on the date the Retention Bonus is payable to the Executive pursuant to this Agreement, the Company reserves the right to offset any such payment by the amount of such indebtedness and Executive hereby consents in writing to any such offset.

3.  Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed by first class mail (return receipt requested), or sent by overnight courier service, to the recipient at the address indicated below:

Notices to the Executive:

Giovanni Coglitore
13262 Via Blanc Ct.
Saratoga, CA 95070

Notices to the Company:

Rackable Systems, Inc.
1933 Milmont Drive
Milpitas, CA 95035
Facsimile: (408) 321-0293
Attention: Chief Executive Officer

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

4.  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision; provided that such provision shall be construed to give effect to the parties intent of such provision to the maximum extent permitted by applicable law.

5.  Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, this Agreement does not supersede or preempt any provisions of the Employment Agreement.

6.  No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

7.  Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.

8.  Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

9.  Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns, except that the Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company. It is hereby expressly agreed that the Affiliates of the Company are intended to be third-party beneficiaries to this Agreement, and are entitled to enforce the rights and remedies of the Company hereunder.

10.  Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

11.  Amendments, Waivers, and Termination. This Agreement will terminate, and be of no further force and effect, on the Agreement Termination Date, unless there shall have occurred a Change in Control on or prior to the Agreement Termination Date. As of any particular time, any term of this Agreement may be amended, the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), or this Agreement may be terminated, in each case only with the written consent of the Company and the Executive. Any amendment, waiver, or termination executed in accordance with this Section 11 will be binding upon the Executive, the Company, the Company’s successors-in-interest, and any person claiming for or on behalf of the Executive or the Company. The foregoing not withstanding, the provisions of Sections 10 and 13 shall survive any termination of the Agreement

12.  Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

13.  Dispute Resolution. Other than with respect to suits for injunctive or other equitable relief, any dispute under this Agreement shall be resolved by instituting, after thirty (30) days written notice to the other party, an arbitration to be conducted in San Francisco, California in accordance with the Commercial Arbitration Rules (except as modified below) of the American Arbitration Association and with the Expedited Procedures thereof (collectively, the “Rules”). Each of the parties hereto agrees that such arbitration shall be conducted by a panel of three arbitrators, one of whom is selected by the Company, one of whom is selected by the Executive and one of whom is mutually agreeable to the arbitrators selected by the Company and the Executive; provided that such arbitrators shall each be a retired judge or other qualified person with relevant experience in deciding cases concerning the matter which is the subject of the dispute. The arbitrators shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. In rendering such decision, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Agreement and shall make their determinations in accordance therewith. Any award rendered by the arbitrators shall be final, binding and sole and exclusive with respect to the subject matter thereof and judgment may be entered on it in any court of competent jurisdiction. The losing party shall pay the fees and expenses of both parties and the arbitrators, and the arbitrators shall resolve any fee disputes.

14.  No Implied Employment Contract. This Agreement shall not be deemed (i) to give the Executive any right to be retained in the employ of the Company, or (ii) to interfere with the right of the Company to discharge the Executive at any time, with or without cause, which right is hereby reserved.

15.  Effectiveness. This Agreement is effective upon the execution and delivery of this Agreement by the Company and the Executive.

The Parties have executed this Retention Bonus Agreement as of the Effective Date.

THE COMPANY:

RACKABLE SYSTEMS, INC.

By:       /s/ Thomas Barton
Name:  Thomas K. Barton
Its:       Chief Executive Officer

THE EXECUTIVE:

/s/ Giovanni Coglitore
Giovanni Coglitore